Exhibit 99.2

RETURN DATE: SEPTEMBER 13, 2005	:	SUPERIOR COURT

SENECA NIAGARA FALLS GAMING CORPORATION	:	JUDICIAL DISTRICT OF NEW LONDON

v.	:	AT NEW LONDON

KLEWIN BUILDING COMPANY, INC. and	:
TD BANKNORTH, N.A.	:	AUGUST 25, 2005

STIPULATED ORDER

WHEREAS, the parties have appeared on this 25th day of August, 2005 on Plaintiff’s Application for Immediate Temporary Injunction;

WHEREAS, the parties have agreed to the following stipulated immediate order.

NOW, THEREFORE, it is hereby ordered as follows:

1.                                       Defendant TD Banknorth, N.A. (“Banknorth”) shall freeze the $5,500,000 (approximately) in the account with Banknorth in the name of Klewin Gaming and Hospitality, Inc. that is the subject of this action (the “Account”) pending a hearing on plaintiff’s application for temporary injunction, provided that the hearing occur on or before the date set by the court for conducting the same;

2.                                        Defendant Klewin shall be permitted to access nor more than $350,000 per week from the Account for its normal operating expenses, subject to a budget therefore to be submitted to the parties by Monday of each week, pending a hearing on plaintiff’s application for temporary injunction, provided that the hearing occur on or before the date set by the court for conducting the same.

3.                                         Defendant Banknorth shall be permitted to exercise its right of setoff in and to the frozen funds in order to enforce its rights in and to said funds as against competing claims of any and all creditors who make claims against the frozen funds in the Account, pending a hearing on plaintiff’s application for temporary injunction, such right of offset shall not apply to Klewin’s access as described in paragraph 2.

4.                                         The court shall conduct a hearing on plaintiff’s application for temporary injunction, commencing on September 9, 2005 at 10:00 a.m.

5.                                         Prior to the hearing on Plaintiff’s application for temporary injunction, the parties shall conduct expedited discovery, including deposition of witnesses and exchange of documents.

6.                                         It is expressly understood hereby that the order freezing the $5,500,000.00 in said account shall not constitute a judicial lien in favor of the plaintiff, but is merely maintaining the status quo; Banknorth expressly reserving and retaining any and all rights, titles and interest in and to the frozen funds during the pendency of these proceedings and thereafter.